Exhibit 10.5
Resolutions adopted by the National Fuel Gas Company Board of Directors on February 21, 2008 regarding director stock ownership guidelines

RESOLVED:	That each director, in order to receive compensation for service as a director, must beneficially own at least five hundred (500) shares of common stock of the Company by the end of the first year of service, at least one thousand (1,000) shares by the end of the second year of service, and at least two thousand five hundred (2,500) shares by the end of third year of service and at all times thereafter; and it is

FURTHER RESOLVED:	That shares counted toward the ownership requirement shall include, without limitation, (i) shares issued to non-employee directors under the Retainer Policy for Non-Employee Directors, (ii) shares owned beneficially, including shares owned jointly with a spouse or separately by a spouse and/or children who share the director’s household, and (iii) shares of restricted stock; and it is

FURTHER RESOLVED:	That the Board hereby reaffirms the Company’s policy that shares of common stock issued to a non-employee director as compensation for service as a director shall not be transferable by the director until the later of two years after the issuance of the shares or six months after the director’s cessation of service as a director; and it is

FURTHER RESOLVED:	That the officers of the Company are hereby authorized and directed to make the foregoing resolutions public by such means as they may deem appropriate.